                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Lifetime Achievement Fund, Inc.


We hereby consent to the inclusion in the Registration Statement under the Securities Act of 1933 and Investment Company Act of 1940 on Form N-1A of our report dated April 24,2000, on our audit of the statement of assets and liabilities of Lifetime Achievement Fund, Inc., as of April 6, 2000, which is included in Pre-Effective Amendment No. 1 to the Registration Statement. We further consent to the reference to our firm under the caption "Auditors" in both the Prospectus and Part B of the Registration Statement.



/s/ Dolleck & Frederes, P.C.
DOLLECK & FREDERES, P.C.
Certified Public Accountant



Omaha, Nebraska
June 15, 2000